UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2010

MEDCO HEALTH SOLUTIONS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	1-31312	22-3461740
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Parsons Pond Drive, Franklin Lakes, NJ	07417
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 201-269-3400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 21, 2010, David B. Snow, Jr., chairman and chief executive officer of Medco Health Solutions, Inc. (the “Company”), adopted a pre-arranged trading plan in accordance with guidelines specified by Rule 10b5-1 under the Securities and Exchange Act of 1934, the Company’s policies with respect to insider sales and the Company’s policy on stock ownership by executives. Rule 10b5-1 permits officers and directors of public companies to adopt plans for selling specified amounts of stock. The plans may be entered into only when the officer or director is not in possession of material, nonpublic information and may be used to diversify investment portfolios over a period of time.

Under Mr. Snow’s Rule 10b5-1 plan, he will exercise employee stock options and sell 385,200 shares at a specific price as part of his personal financial and tax planning. This represents approximately 10 percent of Mr. Snow’s current equity interests in the Company. Following this transaction, Mr. Snow’s ownership of Company securities substantially exceeds his obligations under the Company’s policy on stock ownership by executives. Details regarding this policy are contained in the Company’s 2010 Proxy Statement filed with the Securities and Exchange Commission on March 31, 2010.

Transactions under the plan may occur between the third quarter of 2010 and the third quarter of 2011 and will be reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations.

The Company does not intend to report on Form 8-K any Rule 10b5-1 plans that may be adopted by any other officers or directors. In addition, the Company undertakes no obligation to report on Form 8-K any modifications or termination of any publicly announced trading plan, except to the extent as may be required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCO HEALTH SOLUTIONS, INC.

Date: May 21, 2010	By: /s/ Thomas M. Moriarty Thomas M. Moriarty General Counsel, Secretary and Senior Vice President, Pharmaceutical Strategies and Solutions